EXHIBIT 4

               CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
                                       OF
                            SERIES D PREFERRED STOCK
           SAFLINK CORPORATION (FORMERLY THE NATIONAL REGISTRY INC.)
                                 (AS CORRECTED)
                                 --------------

                         PURSUANT TO SECTION 151 OF THE
                        DELAWARE GENERAL CORPORATION LAW

         The National Registry, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation") and the undersigned officers of the Corporation, do hereby certify that (i) the Corporation is authorized by its Certificate of Incorporation to issue 1,000,000 shares of Preferred Stock, $.01 par value per share, and pursuant thereto has determined to issue 100,000 shares of a series of Preferred Stock which shall be designated and known as "Series D Preferred Stock," and (ii) the following resolution was duly adopted by the members of the Board of Directors of the Corporation on November 9, 1999:

         RESOLVED that pursuant to the authority expressly vested in the Board of Directors of the Corporation, the Board of Directors hereby establishes a series of the Preferred Stock of the Corporation, which series is hereby designated "Series D Preferred Stock" (referred to herein as "Series D Preferred Stock") consisting of 100,000 shares, par value $.01 per share, and hereby fixes and determines the voting rights, designations, preferences, qualifications, privileges, limitations, options and other rights of the Series D Preferred Stock of the Corporation as follows:

         1. VOTING RIGHTS. The holders of Series D Preferred Stock shall not be entitled to vote on any matters submitted to the stockholders of the Corporation, except as required by applicable law.

         2.  DIVIDEND PROVISIONS.

                  (a) DIVIDEND AMOUNT. The holders of shares of Series D Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, cash dividends at the rate of 10% of the initial liquidation preference per annum per share. The initial liquidation preference is Fifty U.S. Dollars (US$50) per share (the "Initial Liquidation Preference"). The right to dividends on the Series D Preferred Stock shall be cumulative (whether or not earned or declared) from the Original Issue Date, whether or not in any Dividend Period or Periods there shall be funds of the Corporation legally available for the payment of such dividends. All accumulated and unpaid dividends on the Initial Liquidation Preference shall compound annually at the annual dividend rate of 10% from the preceding Dividend Payment Date (from the Original Issue Date in the case of the first dividend period). Such dividends (whether or not earned or declared) will cumulate on a daily basis from the Original Issue Date and will be payable in arrears in equal amounts annually on March 31 of each year, commencing on March 31, 2000 (each of such dates a "Dividend Payment Date" and each annual period being a "Dividend Period") to holders of record on the



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fifteenth day immediately preceding the relevant Dividend Payment Date. The
Initial Liquidation Preference plus any accumulated and unpaid dividends are referred to herein as "Accreted Liquidation Preference."

                  (b) DIVIDEND POLICY. For so long as accumulated dividends with respect to the Series D Preferred Stock remain unpaid, (i) no dividend or other distribution (except for dividends payable solely in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) shall be paid or made on any Junior Securities (as hereinafter defined), (ii) no Junior Securities shall be purchased or otherwise acquired by the Corporation or any subsidiary of the Corporation during the period any share of the Series D Preferred Stock is outstanding (except for shares purchased in connection with the administration of an employee benefit or retirement plan which plan has been approved by the Board of Directors of the Corporation), and
(iii) no deposit, payment, or distribution of any kind shall be made in or to any purchase or redemption requirement applicable to any Junior Securities. The term "Junior Securities" shall refer to Common Stock, any class or series of preferred stock issued after the Original Issue Date or any security or right convertible into or entitling the holder to receive shares of Common Stock; provided, however that in no event shall shares of Series A or Series D Preferred Stock be considered Junior Securities hereunder.

         3.  LIQUIDATION PREFERENCE.

                  (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of each share of Series D Preferred Stock shall be entitled to receive, immediately after any distributions to Senior Securities required by the Corporation's Certificate of Incorporation or any certificate of designation of preferences, and prior and in preference to any distribution of Junior Securities but in parity with any distribution with any Parity Securities, an amount per share equal to the Accreted Liquidation Preference. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series D Preferred Stock and Parity Securities shall be insufficient to permit payment to such holders of the full preferential amounts due to the holders of the Series D Preferred Stock and the Parity Securities, respectively, then the entire assets and funds of the holders of Parity Securities shall be distributed among the holders of the Series D Preferred Stock and the holders of Parity Securities shall be distributed among the holders of the Series D Preferred Stock and the Parity Securities, pro rata, based on the respective liquidation amounts to which each such series of stock is entitled by the Corporation's Certificate of Incorporation and any certificate(s) of designation of preferences.

         The term "Senior Securities" shall refer to, any class or series of preferred stock or any security or right convertible into or entitling the holder to receive shares of Common Stock hereinafter created and is specifically ranked senior to Series D Preferred Stock.

         The term "Parity Securities" shall refer to, any class or series of preferred stock or any security or right convertible into or entitling the holder to receive shares of Common Stock hereinafter created and is specifically ranked on parity with Series D Preferred Stock. The term "Senior Securities" shall refer to, any class or series of preferred stock or any security or right convertible into or entitling the holder to receive shares of Common Stock hereinafter created and is specifically ranked senior to Series D Preferred Stock.

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                  (b) Upon the completion of the distribution required by
subsection 3(a), if assets remain in this Corporation, they shall be distributed to holders of Junior Securities in accordance with the Corporation's Certificate of Incorporation including any duly adopted certificates(s) of designation of preferences.

                  (c) A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale, conveyance or disposition of all or substantially all of the assets of the Corporation or the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of, shall be deemed to be a liquidation, dissolution or winding up within the meaning of this section.

         4. CONVERSION OF SERIES D PREFERRED STOCK. The holders of the Series D Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                  (a) CONVERSION. (i) Each outstanding share of Series D Preferred Stock may be converted upon the election of a holder thereof into shares of Common Stock of the Corporation at any time following the Original Issue Date. Each share of Series D Preferred Stock may be converted at the office of the Corporation, or any transfer agent for such stock, into such whole number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Accreted Liquidation Preference by the Conversion Price. The initial price at which shares of Common Stock shall be deliverable upon conversion of shares of Series D Preferred Stock (the "Conversion Price") shall be equal to $1.39 per share. The Conversion Price shall be subject to adjustment as hereinafter provided (ii) All shares of Series D Preferred Stock outstanding on the fifth anniversary of the Original Issue Date shall automatically be converted into the right to receive that number of shares of Common Stock which would otherwise have been issuable to the holder thereof if such holder had delivered the Conversion Notice (as hereinafter defined) and such date was the Conversion Date (as hereinafter defined). Thereafter, all shares of the Series D Preferred Stock shall cease to be outstanding and shall have the status of authorized but unissued shares of undesignated shares of Preferred Stock.

                  (b) MECHANICS OF CONVERSION.

                  (i) Before any holder of Series D Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice (the "Conversion Notice") to the Corporation at such office that he elects to convert the same and shall state therein the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series D Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series D Preferred Stock to be converted (the "Conversion Date"), and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                           (ii) If the conversion is in connection with an
underwritten offering of securities pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering shares of Series D Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series D Preferred Stock shall not be deemed to have converted such Series D Preferred Stock until immediately prior to the closing of such sale of securities.

                  (c) ADJUSTMENTS TO CONVERSION PRICE FOR CERTAIN DILUTING
ISSUES.

                           (i) SPECIAL DEFINITIONS. For purposes of this
subsection (c), the following definitions apply:

                                    (1) "OPTIONS" shall mean rights, options
(excluding options issued to officers, directors or employees of or consultants to the Corporation pursuant to a stock option plan on terms approved by the Board of Directors), or warrants to subscribe for, purchase or otherwise acquire either Junior Securities or Convertible Securities (defined below).

                                    (2) "ORIGINAL ISSUE DATE" shall mean
November 10, 1999.

                                    (3) "CONVERTIBLE SECURITIES" shall mean any
evidence of indebtedness, shares (other than Common Stock), any series of Preferred Stock (other than Series D Preferred Stock) or other securities convertible into or exchangeable for Junior Securities.

                                    (4) "ADDITIONAL SHARES OF COMMON STOCK"
shall mean all shares of Common Stock issued (or, pursuant to subsection
(c)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

                                            (A) upon conversion of shares of
Series A Preferred Stock or Series D Preferred Stock;

                                            (B) to officers, directors or
employees of, or consultants to, the Corporation as restricted stock or pursuant to stock option or stock purchase plans or agreements on terms approved by the Board of Directors;

                                            (C) as a dividend or distribution on
Series D Preferred Stock; or

                                            (D) for which adjustment of the
Conversion Price is made pursuant to
subsection 4(c)(iv) below.

                           (ii) NO ADJUSTMENT OF CONVERSION PRICE. Any provision
herein to the contrary notwithstanding, no adjustment in the Conversion Price for Series D Preferred Stock shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to subsection 4(c)(v) hereof) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price for the Series D Preferred Stock, in effect immediately prior to the date of such issue.

                           (iii) DEEMED ISSUE OF ADDITIONAL SHARES OF COMMON
STOCK. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or

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exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case Additional Shares of Common Stock shall be deemed to have been issued;

                                    (1) no further adjustments in the Conversion
Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of Options or conversion or exchange of such Convertible Securities;

                                    (2) if such Options or Convertible
Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or decrease or increase in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease in proportion to its affect on such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Conversion Price shall affect Common Stock previously issued upon conversion of the Series D Preferred Stock);

                                    (3) upon the expiration of any such Options
or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if in the case of Convertible Securities or Options for Common Stock the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange.

                                    (4) in the case of any Options which expire
by their terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (3) above.

                           (iv) ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF
ADDITIONAL SHARES OF COMMON Stock. In the event this Corporation, at any time after the Original Issue Date shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to subsection (c)(iii)) without consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the

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Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued. For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully diluted basis, as if all shares of Series D Preferred Stock and all Convertible Securities had been fully converted into shares of Common Stock immediately prior to such issuance and any outstanding warrants, options or other rights for the purchase of shares of stock or Convertible Securities had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date, but not including in such calculation any additional shares of Common Stock issuable with respect to shares of Series D Preferred Stock, Convertible Securities, or outstanding options, warrants or other rights for the purchase of shares of stock or convertible securities, solely as a result of the adjustment of the respective Conversion Prices (or other conversion ratios) resulting from the issuance of Additional Shares of Common Stock causing such adjustment.

                           (v) DETERMINATION OF CONSIDERATION. For purposes of
this subsection (c), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                                (1) CASH AND PROPERTY. Such consideration shall:

                                             (A) insofar as it consists of cash,
be computed at the aggregate amount of cash received by the Corporation excluding amounts paid for accrued interest or accrued dividends;

                                             (B) insofar as it consists of
property other than cash, be computed at the fair value thereof at the time of receipt of such property, as determined in good faith by the Board; and

                                             (C) in the event Additional Shares
of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors of the Corporation.

                                (2) OPTIONS AND CONVERTIBLE SECURITIES. The
consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to subsection 4(c)(iii), relating to Options and Convertible Securities shall be determined by dividing:

                                             (A) the total amount, if any,
received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities by

                                             (B) the maximum number of shares of
Common Stock (as set

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forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against the dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

                  (d) ADJUSTMENTS TO CONVERSION PRICE FOR STOCK DIVIDENDS AND FOR COMBINATIONS OR SUBDIVISIONS OF COMMON STOCK. In the event that this Corporation at any time or from time to time after the Original Issue Date shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price for Series D Preferred Stock in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that this Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in any amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

                  (e) ADJUSTMENTS FOR RECLASSIFICATION AND REORGANIZATION. If the Common Stock issuable upon conversion of the Series D Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in subsection (d) above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series D Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series D Preferred Stock immediately before the change.

                  (f) NO IMPAIRMENT. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series D Preferred Stock against impairment.

                  (g) CERTIFICATES AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series D Preferred Stock a certificate executed by the Corporation's President or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series D Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the


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Conversion Price for the Series D Preferred Stock at the time in effect, and
(iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series D Preferred Stock.

                  (h) NOTICES OF RECORD DATE. In the event that the Corporation shall propose at any time; (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iv) to merge or consolidate with or into any other corporation where the Corporation is not the surviving corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the holders of Series D Preferred Stock;

                           (1) at least twenty (20) days prior written notice of
the record date for such dividend, distribution or subscription rights (and specifying the date upon which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (iii) and (iv) above; and

                           (2) in the case of the matters referred to in (iii)
and (iv) above, at least twenty (20) days prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

                  (i) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series D Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series D Preferred Stock; and if at any time the number of authorized but unissued shares of Common stock shall not be sufficient to effect the conversion of all then outstanding shares of Series D Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

5.       REDEMPTION

         (a) OPTIONAL REDEMPTION. To the extent the Corporation shall have funds legally available for such payment, the Corporation may, but shall not be required to, redeem the Series D Preferred Stock at any time (the "Redemption Date"), in whole or in part, at the Redemption Price (as defined below).

         (b) REDEMPTION PRICE. The redemption price per share of the Series D Preferred Stock to be paid upon a redemption under this Section 5 shall be equal the Accreted Liquidation Preference at the Redemption Date (the "Redemption Price"). The Redemption Price shall be adjusted proportionally in the event the Series D Preferred Stock is adjusted into a lesser number of shares or subdivided into a greater number of shares. The Redemption Price shall be paid in cash.

         (c) REDEMPTION NOTICE. Notice of any redemption pursuant to this
Section 5, shall be given by the Corporation by mailing notice (the "Redemption Notice"), via registered or certified mail, postage prepaid, or by hand delivery to the holders of record of the Series D Preferred Stock (at the close of business on the business day next preceding the day on which the Redemption Notice is given) at their respective addresses as the same shall appear on the stock books of the Corporation, not less than 5 days prior to the date of such redemption and the Redemption Notice shall state the Redemption Date, time and place fixed for such redemption; provided, however, the Corporation shall not be permitted to redeem the Series D Preferred Stock if the holder of such Series D Preferred Stock has properly submitted such stock for conversion prior to the Redemption Date specified in the Redemption Notice.

         (d) SURRENDER OF CERTIFICATES. Upon surrender of a certificate or certificates representing shares to be redeemed pursuant to this Section 5, the Corporation shall remit an amount equal to the product of (i) the Redemption Price, times (ii) the number of shares of the Series D Preferred Stock to be redeemed.

         (e) CANCELLATION OF REDEEMED SHARES. Any shares of the Series D Preferred Stock that shall at any time have been redeemed or repurchased by the Corporation shall, after such redemption or repurchase, be canceled by the Corporation, but shall be available for reissuance at a subsequent date.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed as of this 10th day of November, 1999.

                    SAFLINK CORPORATION (FORMERLY THE NATIONAL REGISTRY INC.)


                                             By: /s/ JEFFREY P. ANTHONY
                                                -----------------------------
                                             Name: Jeffrey P. Anthony
                                             Title: President & CEO

ATTEST:


By: /s/ JAMES W. SHEPPERD
   -----------------------
Name: James W. Shepperd
Title: CFO and Secretary